EXHIBIT 99

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Safeway Takes Dominick’s Off The Market
Company Also Announces Management Change

November 3, 2003 – Pleasanton, California – Safeway Inc. announced today that it has taken Dominick’s, its Chicago-based retail chain, off the market. The company said it would reflect the division as a part of continuing operations with its next quarterly earnings release.

Safeway had announced in November 2002 that it was putting the Dominick’s division up for sale. “The unions and the winning bidder have told us they cannot reach an agreement on an acceptable labor contract,” said Safeway Chairman, President and Chief Executive Officer, Steve Burd. “As a result, it makes more sense for us to stop marketing the chain and focus instead on improving Dominick’s operations. Safeway shareholders will be better served by having us operate the stores instead of selling them for an unacceptably low price.”

In connection with this announcement, Safeway said it would install Randall Onstead as President of Dominick’s to lead the effort to bolster the chain. Prior to joining Safeway, Mr. Onstead was Chairman and Chief Executive Officer of Randall’s Food Markets Inc. in Houston. He left the company when Randall’s merged with Safeway in September 1999, but remained as a consultant to Safeway and the retail food industry.

“During his tenure as CEO at Randall’s Food Markets, he significantly improved the company’s operating and financial performance, and greatly enhanced its reputation as one of the finest regional food retailers in the U.S.,” said Mr. Burd. “Randall brings an important set of skills that make him an excellent fit for Dominick’s. He is experienced with acquisitions, as Randall’s acquired and successfully integrated Tom Thumb in the Dallas/Fort Worth market. Mr. Burd further described Mr. Onstead as “a great merchant and a consumer focused operator” who has experience running stores that are very similar to Dominick’s in size and format. “This is a person with CEO caliber credentials and an undisputed track record running a very successful regional supermarket chain with the same ‘family owned’ identity as Dominick’s,” said Burd.

Mr. Onstead joined Safeway in September, and has been working on a range of retail projects. He replaces Scott Grimmett, who will become President of Safeway’s Denver division.

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,702 stores in the U.S. and Canada and had annual sales from continuing operations of $32.4 billion in 2002.

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